EXHIBIT 3.2

BYLAWS

OF

ARC CORPORATE REALTY TRUST, INC.

ARTICLE I

THE COMPANY; DEFINITIONS

Name. The name of the corporation is ARC CORPORATE REALTY TRUST, INC. and is referred to in these Bylaws as the “Company.” If the Directors determine that the use of that name is not practicable, legal or convenient, the Directors upon the appropriate amendment to the Articles may use such other designation or may adopt another name under which the Company may hold property or conduct all or part of its activities. The Directors without approval of the Shareholders may amend the Articles (a) to delete from the corporate name the word “the” or the name of a political subdivision or other geographical location of the state; (b) to abbreviate the word “corporation”, “incorporated”, “company” or “limited” in the corporate name; or to substitute in the corporate name for its respective abbreviation the word “corporation,” “incorporated,” or “company”.

1.1 Nature of Company. The Company is a corporation organized under the laws of the State of Maryland. It is intended that the Company shall carry on business as a real estate investment trust (“REIT”) and intends to qualify as a REIT for federal income tax purposes. These Bylaws and all actions of the Directors hereunder shall be construed in accordance with such intent.

1.2 Definitions. Whenever used in these Bylaws, the terms defined in this Section 1.2 shall, unless the context otherwise requires, have their respective meanings specified, in this Section 1.2. In these Bylaws, words in the singular number include the plural and in the plural number include the singular.

Acquisition Expenses. Includes (i) those expenses, including but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, if any, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance and miscellaneous expenses related to selection and acquisition of properties, whether or not acquired and (ii) the total of Acquisition Fees payable to the Advisor pursuant to the Advisory Agreement and all fees and commissions paid to any party (other than the Advisor) in connection with the making or investing in Loans or the purchase or development of properties by the Company. Included in the computation of such fees or commissions shall be any real estate commission, selection fee, development fee, non-recurring management fee, mortgage placement fee, lease-up fee, transaction structuring fee or a fee of a similar nature, however designated, however, development fees paid in connection with the actual development of a project after acquisition of the property by the Company shall not be included.

Advisor. ARC Capital Advisors, L.P. or any Person who contracts with the Company under the provisions of Article VII of these Bylaws, and who is responsible for the day-to-day management of the Company, including any Person to which an Advisor subcontracts substantially all such functions.

Advisory Agreement. The Agreement between the Company and the Advisor pursuant to which the Advisor will act as the advisor and administrator of the Company.

Affiliate. With respect to any Person (i) any Person directly or indirectly controlling or controlled by or under common control with such Person, (ii) any officer, director, partner or trustee of such Person or any Person of which the specified Person is an officer, director, general partner or trustee, and (iii) any Person owning or controlling 10% or more of the outstanding voting securities or beneficial interests of the specified Person.

Annual Meeting of Shareholders. As set forth in Section 3.2 of these Bylaws.

Annual Report. As set forth in Section 11.8 of these Bylaws.

Appraised Value. Value according to an appraisal made by an Independent Appraiser.

Articles or Articles of Incorporation. Articles of Incorporation adopted by the Company under the General Corporation Law of Maryland, as amended from time to time, pursuant to which the Company is organized.

Beneficial Ownership, Beneficially Own or Beneficial Owner of Shares. Ownership of such Shares for purposes of Part II, subchapter M of the Code, including the attribution of ownership provisions of Sections 542 and 544 of the Code, such Person would be deemed to have beneficial ownership of such Shares under Rule 13d-3 of the Exchange Act.

Borrower. Any Person which obtains a Loan from the Company.

Cause. With respect to the termination of the Advisory Agreement, fraud, criminal conduct, willful misconduct or breach of fiduciary duty by the Advisor, material breach of the Advisory Agreement by the Advisor, or the Bankruptcy (as defined in the Advisory Agreement) of the Advisor.

Code. The Internal Revenue Code of 1986, as amended.

Company. ARC Corporate Realty Trust, Inc. a corporation formed under the laws of the State of Maryland.

Conflicting Provisions. Any provisions of these Bylaws that in the opinion of the Directors (including a majority of the Independent Directors) and upon consultation with counsel are in conflict with the REIT Provisions or with other applicable laws and regulations.

Director. Those individuals elected as a Director in accordance with these By-laws and the Articles of Incorporation. The term Director shall include reference to Independent Directors.

Excess Shares. Any Shares in excess of the Ownership Limit.

Exchange Act. The Securities and Exchange Act of 1934, as amended.

Independent Appraiser. A qualified appraiser of real estate as determined by the Board of Directors who is not affiliated, directly or indirectly with the Company, the Advisor or Affiliates of the Company or the Advisor. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers (“M.A.I.”) or the Society of Real Estate Appraisers (“S.R.E.A.”) shall be conclusive evidence of such qualification.

Independent Director. A Director of the Company who (i) is not affiliated, directly or indirectly with the Advisor, whether by ownership of, ownership interest in, employment by, any business or professional relationship with, or service as an officer or director of the Advisor or its Affiliates other than as a director or trustee or officer of not more than two other REITs organized by the Advisor or its Affiliates; and (ii) performs no other services for the Company except as Director. An indirect relationship shall include circumstances in which a member of the immediate family of the Director has one of the foregoing relationships with the Company or the Advisor.

Individual. Any natural person and those organizations treated as natural persons in Section 542 (a) of the Code.

Interest Reserve. The amount loaned to a Borrower to fund the Borrower’s projected future payments of interest to the Company and upon which interest shall be charged once disbursed.

Leverage. The aggregate amount of indebtedness of the Company for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured.

Loans. The notes and other evidences of indebtedness or obligations acquired or entered into by the Company as lender which are secured or collateralized by personal property or fee or leasehold interests in real estate or other assets, including, but not limited to, first or subordinate mortgage loans, construction loans, development loans, loans secured by capital stock or any other assets or form of equity interest and any other type of loan or financial arrangement, such as providing or arranging for letters of credit, providing guarantees of obligations to third parties, or providing commitments for loans. The term “Loans” shall not include leases which are not recognized as leases for federal income tax reporting purposes.

Memorandum. The private placement memorandum of the Company (as amended or supplemented) pursuant to which the Company will offer Shares from time to time.

Net Assets. The total assets of the Company (other than intangible assets) at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied.

Operating Expenses. All operating, general and administrative expenses paid or incurred by the Company, as determined under generally accepted accounting principles, except the following: (i) interest and discounts and other costs of borrowed money; (ii) taxes (including state and federal income taxes, property taxes and assessments, franchise taxes and taxes of any other nature); (iii) expenses of raising capital, including organizational and Offering Expenses, printing, engraving, and other expenses, and taxes incurred in connection with the issuance, distribution and transfer of the Company’s Shares and Securities; (iv) expenses connected with the acquisition, disposition, ownership and operation of real estate interests, mortgage loans, or other property, including the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair and improvement of property; (v) the Acquisition Fee, Asset Management Fee or Disposition Fee payable to the Advisor pursuant to the Advisory Agreement; and (vi) non-cash items, such as depreciation, amortization, depletion, and additions to reserves for depreciation, amortization, depletion, losses and bad debts.

Organizational and Offering Expenses. Those expenses payable by the Company in connection with the formation, qualification and registration of the Company and in marketing and distributing Shares, including, but not limited to (i) the preparing, printing, filing and delivery of an offering memorandum (including any amendments thereof or supplements thereto) and the preparing and printing of contractual agreements between the Company and placement agents and selected dealers, (ii) the preparing and printing of the Articles of Incorporation and Bylaws, and the filing and/or recording of documents necessary to comply with the laws of the State of Maryland for the formation of a corporation and thereafter for the continued good standing of a corporation, (iii) the exemption, qualification or registration of the Shares under state securities laws, (iv) any escrow arrangements, including any compensation to an escrow agent, (v) the fees of the Company’s counsel and independent public accountants, (vi) all sales literature, and (vii) selling commissions, allowances and other expenses incurred in connection with the sale of the Shares.

Ownership Limit. With respect to Shares, the percent limitation placed on the ownership of Shares by any one Person. On the date hereof, such limit is 9.8% of the outstanding Shares.

Person. An Individual, corporation, partnership, joint venture, association, company, trust, bank or other entity or any government or any agency and political subdivision of a government.

Principal. With respect to a Loan, the principal amount of the funds loaned to a borrower, excluding the amount of any Interest Reserve.

Proceeding. Any threatened, pending or completed claim, action, suit, appeal or other proceeding, whether civil, criminal, administrative, investigative or other, whether formal or informal and whether brought by or in the right of the Company or otherwise.

REIT. A real estate investment trust, as defined in Sections 856-860 of the Code.

REIT Provisions of the Code or REIT Provisions. Parts II and III of Subchapter M of Chapter 1 of the Code or successor statutes, and regulations and rulings promulgated thereunder.

Securities. Any stock, shares (other than Shares), voting trust certificates, bonds, debentures, notes or the evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise or in general any instruments commonly known as “securities” or any certificate of interest, share or participation in temporary or interim certificates or receipts for (or, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire) any of the foregoing, which subsequently may be issued by the Company.

Shareholders. Those Persons who at any particular time are shown as holders of record of Shares on the books and records of the Company.

Shares. All of the shares of common stock of the Company, $.001 par value, and all other shares of common stock of the Company issued in the offering or otherwise.

Special Meetings of the Shareholders. As set forth in Section 3.3 of these Bylaws.

Total Property Cost. With regard to any Company property, an amount equal to the sum of the contract purchase price of such property plus the Acquisition Fees paid to the Advisor in connection with such property.

Underlying Real Property. The property serving as collateral for any Loan.

Unimproved Real Property. Property which has the following three characteristics: (i) an equity interest in property which was not acquired for the purpose of producing rental or other operating income, (ii) has no development or construction in process thereon, and (iii) no development or construction on such property is planned in good faith to commence within one year.

Valuation. An estimate of value of the assets of the Company as determined by a Person selected by the Independent Directors, which Person is independent of the Company and the Advisor.

ARTICLE II

OFFICES

2.1 Principal Office. The initial principal office of the Company shall be located at c/o The Prentice-Hall Corporation System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202. The principal executive office of the Company at which place the business affairs of the Company shall be conducted shall be located at 1401 Broad Street, Clifton, New Jersey 07013 or such other place as the Directors may from time to time determine or the business of the Company may require.

2.2 Registered Office. The initial registered agent of the Company shall be The Prentice-Hall Corporation, Maryland, which is a Maryland corporation whose post office address is 11 East Chase Street, Baltimore, Maryland 21202. The Directors, by resolution, may change the registered agent at any time.

2.3 Other Offices. Other offices may at any time be established by the Directors at any place or places they deem appropriate.

2.4 Fiscal Year. The fiscal year of the Company shall end on the last day of December in each year.

ARTICLE III

MEETINGS OF SHAREHOLDERS

3.1 Place of Meetings. All annual and all other meetings of Shareholders shall be held at such place within the United States, either within or without the State of Maryland, as from time to time may be fixed by the Chairman, President or by the Directors.

3.2 Annual Meetings. The Annual Meetings of the Shareholders shall be held on such date as is fixed by the Directors; provided, however, that such date shall not be fewer than 15 days after the Directors shall have caused to be sent to the Shareholders an Annual Report as provided in Section 11.8 of these Bylaws. At Annual Meetings of the Shareholders, Directors shall be elected as provided in the Articles and these Bylaws, reports of the affairs of the Company shall be considered, and any other business may be transacted which is within the powers of the Shareholders.

3.3 Special Meetings. Special meetings of the Shareholders may be called at any time for any purpose or purposes whatsoever but may only be called upon the request of a majority of the Directors, a majority of the Independent Directors, the Chairman of the Company or the President or the Chief Executive Officer of the Company or upon the written request of Shareholders entitled to cast twenty-five percent of all the votes entitled to be cast at such meeting. If a Special meeting of the Shareholders is called by any Person or Persons other than. the Directors, Independent Directors, the Chairman, the President or the Chief Executive Officer of the Company, a request shall be made in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Company, the President, or the Secretary of the Company and otherwise in accordance with the Articles. The officer receiving the request shall cause notice to be promptly given to the Shareholders entitled to vote, in accordance with the provisions of Section 3.4.

3.4 Notice; Affidavit of Notice. Notice of all meetings of the Shareholders shall be given in writing to each Shareholder entitled to vote thereat, either personally or by first class mail, or if the Company has 500 or more Shareholders, by third class mail, or other means of written communication, charges prepaid, addressed to each Shareholder at his address appearing on the books of the Company or given by such Shareholder to the Company for the purpose of such notice. Notice of any such meeting of Shareholders shall be sent to each Shareholder entitled thereto not fewer than ten nor more than ninety days before the meeting; provided, however, that within ten business days after receipt by the Company, in person, or by registered mail, of a written request for a meeting by the Shareholders holding not less than twenty-five percent of the outstanding Shares entitled to vote at such meeting, or in the event of a special meeting called by the chief executive officer, a majority of the Directors or a majority of the Independent Directors, the Company shall provide written notice of such meeting to all Shareholders as provided above, and such meeting shall be held not fewer than twenty nor more than sixty days after the Company’s receipt of such written request by the Shareholder; and, provided further, that if such notice is not given within ten business days after receipt of the request, the Person or Persons requesting the meeting may give the notice. Nothing contained in this Section 3.4 shall be construed as limiting, fixing or affecting the time when a meeting of shareholders called by action of the Directors may be held. All notices given pursuant to this Section 3.4 shall state the place, date and hour of the meeting and, (1) in the case of Special Meetings of the Shareholders, the general nature of the business to be transacted, and no other business may be transacted, or (2) in the case of Annual Meetings of the Shareholders, those matters which the Directors, at the time of the mailing. of the notice, intend to present for action by the Shareholders, and (3) in the case of any meeting at which Directors are to be elected, the names of the nominees intended at the time of the mailing of the notice to be presented for election.

3.5 Record Date for Shareholder Notice Voting and Giving Consents. For purposes of determining the Shareholders entitled to notice of any meeting or to vote at ‘a meeting, the Directors may fix in advance a record date not more than sixty days nor fewer than ten days before the date of any meeting, and in this event, only Shareholders of record on the date so fixed are entitled to notice and to vote, as the case may be, notwithstanding any transfer of any Shares on the books of the Company after the record date.

If the Directors do not so fix a record date the record date for determining Shareholders entitled to notice of or to vote at a meeting of the Shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the date on which the meeting is held.

3.6 Adjourned Meetings; Notice. Any Annual Meeting or Special Meeting of the Shareholders, whether or not a quorum is present, may be adjourned from time to time by the vote of the holders of a majority of the Shares present in person or represented by proxy. In the absence of a quorum no other business may be transacted at the meeting.

When any Annual Meeting or Special Meeting of the Shareholders is adjourned for more than forty-five days or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given as in the case of a Special Meeting of the Shareholders as prescribed by Section 3.3. In all other cases, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at any adjourned meeting other than by announcement at the meeting at which the adjournment is taken.

3.7 Voting at Meetings of Shareholders. Subject to the provisions of the General Corporation Law of Maryland and the Articles, and subject to the right of the Directors to provide otherwise, only a Person in whose name Shares entitled to vote are registered on the stock records of the Company on the record date shall be entitled to notice of and to vote at any meeting, notwithstanding any transfer of any Shares on the books of the Company after the record date.

The vote may be via voice or by ballot; provided, however, that all elections for Directors must be by ballot upon demand made by any Shareholder at any election and before the voting begins. Except as otherwise provided in the Articles, each outstanding Share shall be entitled to one vote on each matter submitted to a vote of Shareholders. No Shareholder shall have the right to cumulate votes. Regarding the election of Directors pursuant to Section 4.3 of these Bylaws, the candidates for Director receiving the highest number of votes up to the number of Directors to be elected shall be elected as Director.

3.8 Quorum. The presence in person or by proxy of a majority of the Shares entitled to vote at any meeting shall constitute a quorum for the transaction of business. The affirmative vote of a majority of the votes entitled to be cast at a duly held meeting at which a quorum is present shall be an act of the Shareholders, unless a vote of a greater number is required by the Articles, these Bylaws or by the General Corporation Law of Maryland.

Meetings of the Shareholders shall be presided over by the Chairman or Vice Chairman of the Company, or in their absence, by the President, or in his absence, by a Vice President, or in the absence of the foregoing Persons by a chairman designated by the Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any Person to act as secretary of the meeting. The order of business at all meetings of the Shareholders shall be determined by the chairman of the meeting. The order of business so determined, however, may be changed by vote of the majority of the Shareholders present in person or represented by proxy.

3.9 Waiver of Notice or Consent of Absent Shareholders. The transactions at any Annual Meeting or Special Meeting of the Shareholders called and noticed other than in accordance with these Bylaws shall be as valid as though made at a meeting duly held after regular call and notice, only if a quorum is present either in person or by proxy and if, either before or after the meeting, each of the Shareholders entitled to vote that are not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes. All waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

3.10 Proxies. Every Person entitled to vote or execute consents shall have the right to do so either in person or by one or more agents authorized by a written proxy executed by such Person or his duly authorized agent and filed with the Secretary of the Company, provided that no such proxy shall be valid after the expiration of eleven (11) months from the date of its execution, unless the Person executing it specifies in the proxy the length of time for which the proxy is to continue in force, provided that such duration of validity is not contrary to law.

A proxy shall be deemed signed if the Shareholder’s name is placed on the proxy whether by manual signature, typewriting, telegraphic transmission or otherwise by the Shareholder or the Shareholder’s attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless revoked by the Person executing it before the vote pursuant to that proxy by (a) a writing delivered to the Company stating that the proxy is revoked, (b) execution of a subsequent proxy, (c) attendance at the meeting and voting in person (but only as to any items on which the Shareholder chooses to vote in person), or (d) transfer of the Shares represented by the proxy to a transferee who became a Shareholder of record prior to the record date established for the vote. A validly executed proxy otherwise may be revoked by written notice of the death or incapacity of the Person executing that proxy received by the Company before the vote pursuant to that proxy is counted.

Any proxy distributed to ten or more Shareholders must afford the Person voting an opportunity to specify a choice among approval, disapproval or abstention as to each matter or group of related matters, other than election of Directors.

3.11 Inspectors of Election. Before any meeting of the Shareholders, the Directors may appoint any Persons other than nominees for office to act as inspectors of election at the meeting or its adjournment. If no inspectors of election are so appointed, the chairman of the meeting may, and on the request of any Shareholder or a Shareholder’s proxy shall, appoint inspectors of election at the meeting. The number of inspectors shall be either one or three. If inspectors are appointed at a Shareholders, meeting on the request of one or more Shareholders or Shareholders proxies., the majority of Shareholders or their proxies present at the meeting shall determine whether one or three inspectors are to be appointed. If any Person appointed as inspector fails to appear or fails or refuses to act, the chairman of the meeting may, and upon the request of any Shareholder or Shareholder’s proxy shall, appoint a Person to fill that vacancy.

These inspectors shall:

(a) Determine the number of Shares outstanding, the Shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

(b) Receive votes, ballots or consents;

(c) Hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d) Count and tabulate all votes or consents;

(e) Determine when the polls shall close;

(f) Determine the result; and

(g) Do any other acts that may be proper to conduct the election or vote with fairness to all Shareholders.

ARTICLE IV

DIRECTORS

4.1 Powers. Subject to limitations contained in the Articles, these Bylaws and the General Corporation Law of Maryland relating to action required to be authorized or approved by the Shareholders, or by a majority of the outstanding Shares, and subject to the duties of Directors as prescribed by these Bylaws, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Company shall be controlled by, the Directors. Each Director, including each Independent Director, may engage in other business activities of the type conducted by the Company and is not required to present to the Company any investment opportunity presented to him even though the investment opportunity may be within the Company’s investment policies.

4.2 Number, Tenure and Qualifications. The number of Directors may from time to time be increased or decreased by resolution of the Directors, but may not exceed eleven nor be fewer than three except that if there shall be fewer than three Shareholders, the number of Directors may be fewer than three but not fewer than the number of Shareholders. Directors vacancies shall be filled in accordance with Section 4.16 of these Bylaws. At least three of the Directors must be Independent Directors except for a period of ninety days following the death, removal or resignation of an Independent Director, the Board of Directors, no matter how constituted, may continue to conduct business on behalf of the Company. Notwithstanding the foregoing, the terms of office of Directors shall not be affected by any decrease or increase in the number of Directors. The Directors shall be divided into three classes as set forth in Article V(b) of the Articles. The term of the Directors shall be as determined pursuant to Article V of the Articles of Incorporation. Directors need not be Shareholders. No bond is required to secure the performance of a Director unless the Directors, as a group, so require such bond.

4.3 Nomination of Directors. (a) The Independent Directors shall nominate Persons to be elected as Independent Directors, provided, however, that if there are no Independent Directors, Independent Directors shall be nominated by the Directors.

(b) Subject to the provisions of Section 4.3, only Persons who are nominated in accordance with the following procedures shall be eligible for election as Directors:

Nominations of Persons for election as Directors may be made by Independent Directors as set forth in Section 4.3(a), or by any nominating committee or Person appointed by the Directors, or by any Shareholder entitled to vote for the election of, Directors at a Shareholders’ meeting if the Shareholder’s nomination complies with the notice procedures set forth in this Section 4.3(b). Such nominations other than those made by or at the direction of the Directors or by any nominating committee or Person appointed by the Directors shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a Shareholder’s notice shall be delivered to or mailed and received at the principal office of the Company not fewer than thirty days nor more than sixty days prior to the meeting; provided, however, that in the event that fewer than forty days’ notice or prior public disclosure of the date of the meeting is given or made to the Shareholders, notice by the Shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of that meeting was mailed or such public disclosure was made. Such Shareholder’s notice shall set forth:

(i) as to each Person whom the Shareholder proposes to nominate for election or re-election as a Director, (A) the name, age, business address and residence address of the Person, (B) the principal occupation or employment of the Person, (C) the number of Shares which are beneficially owned by the Person and (D) any other information relating to the Person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Section 14 (a) of the Exchange Act; and

(ii) as to the Shareholder giving notice (A) the name and record address of the Shareholder and (B) the number of Shares which are beneficially owned by the Shareholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director.

(c) No Person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in this Section 4.3. The chairman of the meeting shall, if the facts warrant, determine and declare to the Shareholders at such meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall declare that the defective nomination shall be disregarded.

4.4 Place of Meeting. Regular meetings of the Directors shall be held at any place within or outside the State of Maryland which has been designated from time to time by the chairman or by a majority of the Directors or by written consent of all Directors. In the absence of such designation, regular meetings shall be held at the principal executive office of the Company. Special meetings of the Directors may be held either at a place designated by a majority of the Directors or at the principal executive office of the Company. The Directors may participate in a meeting through the use of conference telephones or similar communication equipment, so long as all members participating in such meeting can hear one another. Participation in a meeting by telephone or communication equipment shall constitute presence in person at the meeting.

4.5 Organization Meeting. Immediately following each Annual Meeting of the Shareholders, the Directors may hold a regular meeting for the purpose of organization, election of officers and the transaction of other business. No separate notice of such meeting is required.

4.6 Regular Meetings. Regular meetings of the Directors shall be held at such times and on such dates as may be designated by the Directors.

4.7 Special Meetings. Special meetings of the Directors for any purpose or purposes shall be called at any time by the Chairman of the Company or the President or Chief Executive Officer of the Company or any two Directors.

Written notice of the time and place of such special meetings shall be delivered personally to the Directors or sent to each Director by mail or by other form of written communication, charges prepaid, addressed to each Director at his address as it appears upon the records of the Company, or if it is not so shown or is not readily ascertainable, at the place in which the meetings of Directors are regularly held. In case the notice is mailed, it shall be deposited in the United States mail at least four (4) days prior to the time of the meeting. In case the notice is delivered personally, telegraphically or by other electronic means, it shall be delivered, deposited with the telegraph company or transmitted at least forty-eight hours prior to the time of the meeting. The mailing, telegraphing or delivery, as provided in this Section 3.3, shall constitute due legal and personal notice to the Director.

4.8 Waiver of Notice. The holding of any meeting of the Directors, defectively called or noticed, and the transaction of any business at such meeting shall be as valid as though such meeting were properly called and noticed if, either before or after the meeting each of the Directors not present thereat signs a written waiver of notice of or consent to holding the meeting or otherwise approves the minutes thereof. All waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

4.9 Adjournment. A majority of the Directors present whether or not a quorum is present, may adjourn any Directors, meeting to another time and place.

4.10 Notice of Adjournment. If a meeting is adjourned for more than twenty-four hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the Directors who were not present at the time of adjournment.

4.11 Quorum. A majority of the Directors shall be necessary to constitute a quorum for the transaction of business, except to adjourn as provided in Section 4 . 9 or to fill a vacancy as provided in Section 4.2. Every act or decision done or made by a majority of the Directors at a meeting duly held at which a quorum is present shall be regarded as an act of the Directors unless a greater number is required by law or by the Articles or these Bylaws. However, a meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for the meeting.

4.12 Fees and Compensation. The Directors shall be entitled to receive such reasonable compensation for their services as . Directors as may be determined by the Chairman or by the Directors from time to time by resolution of the Directors. The Company may reimburse all of the Directors for their reasonable expenses incurred in connection with their services as Directors, including, without limitation, travel to and attendance at each meeting of the Directors and any committee thereof, as well as each Annual Meeting of the Shareholders. The Directors, either directly or indirectly, shall also be entitled to receive remuneration for services rendered to the Company in any other capacity, provided, however, that such compensation shall be approved by a majority of the Directors not entitled to receive such compensation. Those services may include, without limitation, services as an officer of the Company, legal, accounting or other professional services, or services as a broker, transfer agent or underwriter, whether performed by a Director or any Affiliate of a Director.

4.13 Independent Directors. Notwithstanding any other provision of these Bylaws, the independent Directors, in addition to their other duties and to the extent that they may legally do so, shall:

(a) Monitor the relationship of the Company with the Advisor. In this regard, the Independent Directors as a group, in addition to all Directors as a group, will monitor the Advisor’s performance of its duties pursuant to the Advisory Agreement and will approve any changes to the Advisory Agreement.

(b) Approve the transactions between the Company and the Advisor or any Affiliates of the Company or the Advisor. The material terms and circumstance of all such approved transactions shall be fully disclosed in the Annual Report of the Company as required by Section 11.8, and the Independent Directors shall examine and comment in the Annual Report of the Company on the fairness of such transactions.

(c) Review at least annually the Company’s investment policies to determine that the policies then being followed by the Company remain in the best interests of the Shareholders. Each such determination of the Independent Directors and the basis therefor shall be set forth in the minutes of meetings of the Directors.

(d) Take reasonable steps to ensure that the Annual Report of the Company is sent to Shareholders pursuant to Section 11.8 and that the Annual Meeting of the Shareholders is conducted pursuant to Article III.

(e) Approve all transactions in which assets are acquired from the Advisor, or any Affiliates, and in all cases so chosen by a majority of the Independent Directors, entered into between the Company and the Advisor or its Affiliates as being fair and reasonable to the Company and on terms and conditions no less favorable to the Company than those from similar unaffiliated third party transactions. All appraisals obtained hereunder shall be maintained in the Company’s records for at least five years and shall be available for inspection and duplication by any Shareholder. The Total Property Cost paid for such assets shall not exceed the Appraised Value of such assets.

(f) Review at least quarterly the aggregate borrowings, secured and unsecured, of the Company to determine that the leverage of the Company does not exceed the limitations set forth in Section 7.5.

For all purposes, a transaction which is subject to approval by the Independent Directors shall be so approved if the Independent Directors voting to approve the transaction constitute a majority of all Independent Directors serving at such time.

4.14 Declaration of Vacancy. The Directors may declare vacant the office of a Director who has been declared of unsound mind by an order of the appropriate court, or who has pled guilty or nolo contenders to or been convicted of a felony involving moral turpitude.

4.15 Removal of Director. A Director may be removed by the Shareholders only upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of such proposed removal.

4.16 Vacancies. Any vacancy that shall occur in the Board of Directors by reason of an increase in the authorized number of Directors or the death, resignation, removal, adjudicated incompetence or any other incapacity whatsoever of a Director shall be filled (a) in the case of an Independent Director, by a majority of the remaining Independent Directors, or (b) in the case of other. Directors, by a majority of the remaining Non-Independent Directors. If there are no remaining Independent Directors or Non-Independent Directors to so fill a vacancy, then such vacancy shall be filled by the remaining Directors. If at any time there shall be no Directors in office, successor Directors shall be elected by the Shareholders.

4.17 Committees. The Directors may, by resolution adopted by a majority of them, designate one or more committees, each consisting of three or more Directors of whom one or more of such Directors shall be Independent Directors. The Directors may designate one or more Directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. Only Independent Directors may serve as alternate members for Independent Directors on committees. The appointment of members or alternate members of a committee requires the vote of a majority of the Directors. Any such committee, to the extent provided in the resolution of the Directors, shall have all the authority of the Directors in the management of the business and affairs of the Company; provided., however, that no committee shall have authority to take any action with respect to (a) the approval of any action requiring Shareholder approval, (b) the filling of vacancies among the Directors or any committee, (c) the determination of compensation of Directors for serving as a Director or a member of any committee, (d) the adoption, amendment or repeal of Bylaws, (e) the amendment or repeal of any resolution of the Directors that by its express terms is not so amendable or repealable, (f) any distribution to the Shareholders and (g) the establishment of other committees or the members thereof.

4.18 Fiduciary Relationship. The Directors have a fiduciary relationship to the Shareholders as provided by applicable law of the State of Maryland, which includes a fiduciary duty to the Shareholders to supervise the relationship of the Company with the Advisor.

4.19 Declaration of Authority. (a) Subject to the responsibility of the Directors to supervise the management of the Company, the Directors may assign administrative power, and may delegate to the Advisor certain responsibilities with respect to the making of investments in property and Loans. Pursuant to such delegation as specifically set forth in the Advisory Agreement and subject to the provisions in Article VII of the Bylaws, the Directors may delegate to the Advisor the authority to (i) locate and analyze opportunities for investments in property and Loans; (ii) structure and negotiate the terms and conditions of transactions pursuant to which investments in property and Loans will be made, acquired or purchased for the company, (iii) make investments in property and Loans in compliance with the investment objectives and policies of the Company; (iv) arrange for financing, refinancing, and make changes in the asset or capital structure of, and dispose of or otherwise deal with, the Company’s investments in property and Loans; (v) enter into leases and service contracts for investments in property, and perform other property level operational functions, (vi) oversee non-Affiliated property managers and other non-Affiliated third parties that perform services for the Company, and (vii) undertake accounting and other record-keeping functions at the property level.

(b) The acquisition of property by the Company (as well as any financing acquired by the Company in connection with such acquisition) will not require the prior approval of the Directors.

(c) If a transaction requires approval by the Independent Directors, the Advisor will deliver to the Independent Directors all documents required by them to properly evaluate the proposed investment in the property or the Loan.

(d) Notwithstanding the foregoing, the approval or ratification of the Directors, including a majority of the Independent Directors, will be required for transactions involving (i) investments in property made through joint venture arrangements with Affiliates or transactions that present issues which involve conflicts of interest for the Advisor (other than conflicts involving the payment of fees or the reimbursement of expenses) (in which case, however, the approval or ratification of all of the Independent Directors will be needed); (ii) investments in property which are not contemplated by the terms of the Memorandum; and (iii) the making or purchasing of any Loans on behalf of the Company.

ARTICLE V

OFFICERS

5.1 Officers. The officers of the Company shall be determined by the Directors and shall include a President, a Treasurer, a Secretary, a Chairman, a Vice Chairman and such other officers with such titles and duties as may be appointed in accordance with the provisions of Section 5.3. Any number of offices may be held by the same Person provided that no person may serve concurrently as both president and vice president.

5.2 Election. The officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 5.3 or Section 5.5, shall be chosen annually by the Directors to serve at the request of the Directors, and each shall hold office until he shall resign or shall be removed or otherwise disqualified to serve or until his successor shall be duly elected and qualified. All officers serve at the will of the Directors and nothing in these Bylaws shall give any officer any expectation or vesting of employment.

5.3 Subordinate Officers. The Directors may appoint other officers as the business of the Company may require, each of whom shall hold office for the period, have the authority and perform the duties as are provided in the Bylaws or as the Directors may from time to time determine.

5.4 Removal and Resignation. Any officer may be removed, either with or without cause, by a vote of a majority of the Directors, at any regular or special meeting of the Directors.

Any officer may resign at any time by giving written notice to the Directors or to the Chairman, the President or to the Secretary of the Company. A resignation shall take effect at the date of the receipt of the notice or any later time specified in the notice; and, unless otherwise specified, the acceptance of the resignation shall not be necessary to make it effective.

5.5 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled by a majority of the directors.

5.6 Chairman of the Board. The Chairman of the Board shall preside at all meetings of Directors and Shareholders and exercise and perform all powers and duties as may be from time to time be assigned by the Directors or prescribed by the Bylaws.

5.7 Vice Chairman of the Board. The Vice Chairman of the Board shall, in the absence of the Chairman, preside at all meetings of Directors and Shareholders and exercise and perform all other powers and duties as may from time to time be assigned by the Directors or prescribed by the Bylaws.

5.8 President. The President shall, subject to the Directors and the supervisory powers of the Chairman of the Company, be the Chief Executive Officer of the Company.

5.9 Vice President. In the case of absence, disability or death of the President, the Vice Presidents of the Company in order of their rank as fixed by the Directors, or, if not ranked, the Vice President designated by the Directors, shall exercise all the powers and perform all the duties of the President. The Vice Presidents shall have any other powers and shall perform other duties as from time to time may be prescribed for them respectively by the Directors or the Bylaws.

5.10 Secretary. The Secretary of the Company shall keep, or cause to be kept, a book of minutes at the principal executive office of the Company, or any other place as the Directors may order, of all meetings of Directors and Shareholders, with the time and place of holding, whether regular or special and, if special, how authorized, the notice thereof given, the names of those present at Directors, meetings, the number of Shares present or represented at Shareholders’ meetings and the proceedings of meetings.

The Secretary shall keep, or cause to be kept, at the principal office of the Company, a Share register or duplicate share register showing the names of the Shareholders and their addresses, the number and classes of Shares held by each, the number and the date of certificates issued, and the number and date of cancellation of every certificate surrendered for cancellation.

The Secretary shall give, or cause to be given, notice of all meetings of the Shareholders and of the Directors required by the Bylaws or by law to be given, shall keep the seal of the company in safe custody and shall have such other powers and shall perform such other duties as may be prescribed by the Directors or by the Bylaws.

5.11 Assistant Secretaries. In the absence or disability of the Secretary, the Assistant Secretaries of the Company, in order of their rank as fixed by the Directors or, if not ranked, the Assistant Secretary designated by the Directors, shall perform all the duties of the Secretary and, when so acting, shall have the powers of the Secretary. The Assistant Secretaries shall have any other powers and shall perform other duties as from time to time may be prescribed for them respectively by the Directors or the Bylaws.

5.12 Treasurer. The Treasurer of the Company shall have custody of all moneys and securities of the Company and shall keep regular books of account. Such officer shall disburse the funds of the Company in payment of the just demands against the Company, or as may be ordered by the Directors, taking proper vouchers for such disbursements, and shall render to the Directors from time to time as may be required of such officer, an account of all transactions as Treasurer and of the financial condition of the Company. Such officer shall perform all duties incident to such office or which are properly required by the President or by the Directors.

5.13 Assistant Treasurers. The Assistant Treasurer or Assistant Treasurers of the Company shall assist the Treasurer in the performance of his duties and, in the order of their seniority, shall, in the absence or disability of the Treasurer, or in the event of such officer’s refusal to act, perform the duties and exercise the powers of the Treasurer, and shall have such powers and discharge such duties as may be assigned from time to time by the President or by the Directors.

ARTICLE VI

SHARES OF STOCK

6.1 Registration of Ownership of Shares. The Company shall issue certificates for its Shares. The Persons in whose names Shares are registered on the books and records of the Company shall be deemed the absolute owners of the Shares represented thereby for all purposes; but nothing in these Bylaws shall be deemed to preclude the Directors or officers, or their agents or representatives, from inquiring as to the actual ownership of Shares. The Shares are non-assessable. Until a transfer is duly effected on the books and records of the Company, the Directors shall not be affected by any notice of transfer, either actual or constructive. The receipt by the Person in whose name Shares are registered on the records of the Company or the duly authorized agent of that Person, or if the Shares are so registered in the names of more than one Person, the receipt of any one of those Persons, or of the duly authorized agent of that Person, shall be sufficient discharge for all dividends payable or deliverable in respect of the Shares and from all liability to see to the application of those funds. The certificates of Shares shall be in a form consistent with the Articles and the laws of the State of Maryland and shall be approved by the Directors. All certificates shall be signed by the Chairman of the Company or the President or a Vice President and by the Treasurer or the Secretary or any Assistant Secretary, certifying the number of Shares owned by the a Shareholder. Any or all of the signatures on the certificate may be facsimile if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the Company or an employee of the Company.

6.2 Transfer of Shares. Subject to the provisions of law, the Articles and Sections 6.3, 6.4 and 6.5, Shares shall be transferable on the records of the Company only by the record holder or by his duly authorized agent in writing upon delivery to the Directors or a transfer agent of the certificate or certificates, properly endorsed or accompanied by, duly executed instruments of transfer and accompanied by all necessary documentary stamps together with evidence of the genuineness of each endorsement, execution or authorization and of other matters as may reasonably be required by the Directors or transfer agent. Upon delivery, the transfer shall be recorded in the records of the Company and a new certificate for the Shares so transferred, if requested, shall be issued to the transferee and in case of a transfer of only a part of the Shares represented by any certificate, a new certificate for the balance shall be issued to the transferor. Any Person becoming entitled to any Shares as a consequence of the death of a Shareholder or otherwise by operation of law shall be recorded as the holder of such Shares and shall receive a new certificate, if requested, but only upon delivery to the Directors or a transfer agent of instruments and other evidence required by the Directors or a transfer agent to demonstrate that entitlement, the existing certificate for the Shares and any necessary releases from applicable governmental authorities. Nothing in these Bylaws shall impose upon the Directors or a transfer agent any duty or limit to their rights to inquire into adverse claims.

6.3 Disclosure by Shareholders; Redemption of Shares. The Shareholders shall upon demand disclose to the Directors in writing such information with respect to direct and indirect ownership of their Shares as the Directors deem necessary to comply with the provisions of the Code and applicable regulations or to comply with the requirements of any other taxing authority. If the Directors shall at any time and in good faith be of the opinion that direct or indirect ownership of the Shares has or may become concentrated to an extent which would prevent the Company from qualifying as a REIT under the REIT Provisions, the Directors shall have the power by lot or other means deemed equitable by them to prevent the transfer of and/or call for redemption of the number of Shares sufficient in the opinion of the Directors to maintain or bring the direct or indirect ownership of the Shares into conformity with the requirements for a REIT, as more fully set forth in Article VII, 7.1 of the Articles.

6.4 Right to Refuse to Transfer the Shares. Whenever it is deemed by them to be reasonably necessary to protect the tax status of the Company, the Directors may require statements or affidavits from any Shareholders or proposed transferees of the Shares or Securities exercisable or convertible into Shares, setting forth the number of Shares (and warrants to purchase Shares) already owned by the Person and any related Person specified in the form prescribed by the Directors for that purpose. If, in the sole and absolute discretion of the Directors, any proposed transfer, exercise or conversion of Shares, or Securities exercisable or convertible into Shares, would jeopardize the status of the Company as a REIT under the Code, the Directors may refuse to permit such transfer, exercise or conversion. Pursuant to Article VII, 7.1 of the Articles, no Person (as that term is defined in Article VII, 7.1 of the Articles) may own more than 9.8 percent of the outstanding Shares (“Ownership Limit”), and no Shares or other subsequently issued Securities (as that term is defined in Article VII, 7.1 of the Articles) shall be accepted, purchased or in any manner acquired by any Person if such issuance or transfer would result in that Person’s ownership of Shares and/or Securities, together, exceeding the Ownership Limit. The Directors shall have the authority to lower the ownership Limit, by resolution, in order to preserve the Company’s status as a REIT under, the Code. All contracts for the sale or other transfer or exercise of the Shares or warrants to purchase Shares shall be subject to this provision.

6.5 Lost or Destroyed Certificates. The holder of any certificate for Shares shall immediately notify the Company of any loss or destruction of the certificates for Shares, and the Company may issue a new certificate in the place of any certificate alleged to have been lost or destroyed upon approval of the Directors. The Directors may, in -their discretion, as a condition to authorizing the issue of such new certificate, require the owner of the lost or destroyed certificate, or his legal representative, to make proof satisfactory to the Directors of the loss or destruction and to give the Company a bond or other security, in such amount and with such surety or sureties, as the Directors may determine, as indemnity against any claim that may be made against the Company on account of the certificate alleged to have been lost or destroyed.

6.6 Dividends to Shareholders. Subject to the conditions set forth in this Article VI, the Directors shall declare dividends from time to time to Shareholders of record on the record dates, as determined by the Directors, regardless of whether such Shareholder was a Shareholder for all or only a portion of the period covered by such record dates. Dividends declared for Shareholders of record on one or more such record dates within a calendar quarter shall be paid within a reasonable time after the end of such calendar quarter. Dividends will be apportioned among Shareholders pro rata based upon the number of outstanding Shares held by them on the record date. In the event that the aggregate dividend payable to any Shareholder on account of the total number of Shares owned on any record date is an amount which includes a fraction of a cent, the aggregate dividend payable to the Shareholder shall be increased to the next highest whole cent. The Directors may fix a date in the future as a record date for the determination of the Shareholders entitled to receive any dividend, and such record date shall not be more than 60 nor fewer than 10 days prior to the date of the event for the purposes of which it is fixed. Such dividends, if any, shall be in cash and may be made from any source, provided that such dividends comply with the Code and the General Corporation Law of Maryland; provided, however, that if such dividends are made from borrowed funds, declaration thereof shall require approval by a majority of the Independent Directors. In any event, the Directors shall, from time to time, declare and pay to the Shareholders such dividends as may be necessary to continue to qualify the Company as a REIT, so long as such qualification, in the opinion of the Directors, is in the best interest of the Shareholders.

ARTICLE VII

EMPLOYMENT OF ADVISOR

7.1 Employment of Advisor. The Directors have absolute and exclusive control of the management of the Company, its assets and the disposition thereof. The Directors are responsible for the general policies of the Company and for the general supervision of the business of the Company conducted by all officers, agents, employees, advisors, managers or independent contractors of the Company. However, the Directors shall not be required personally to conduct all the business of the Company, and shall have the power to appoint, employ or contract with any Person (including one or more of themselves or any corporation, partnership, or company in which one or more of them may be directors, officers, stockholders or partners) as the Directors may deem necessary or proper in their sole discretion for the transaction of the business of the Company. The Directors may employ or contract with the Advisor and subject to Section 4.19 the Directors may grant or delegate authority to the Advisor as the Directors may in their sole discretion deem necessary or desirable without regard to whether that authority is normally granted or delegated by Directors. The contract with the Advisor must be approved by a majority of the Independent Directors.

The Directors, subject to the approval of a majority of the Independent Directors and the provisions of this Article VII, 7.1, shall have the power to determine the terms and compensation of the Advisor or any Person whom they may employ or with whom they may contract; provided, however, that any determination to employ or contract with any Person shall be valid only if made, approved or ratified by a majority of the Independent Directors. The Directors may exercise broad discretion in allowing the Advisor to administer and regulate the operations of the Company and any wholly-owned subsidiary corporations, to act as agent for the Company and any wholly-owned subsidiary corporations, to execute documents on behalf of the Company and any wholly-owned subsidiary corporations, and to make executive decisions which conform to general policies and general principles previously established by the Directors. The Directors must evaluate the performance of the Advisor and the criteria used in such evaluation shall be reflected in the minutes of the meeting at which such evaluation was conducted.

7.2 Term. The Directors shall not enter into any Advisory Agreement with the Advisor unless the agreement has a term of less than sixteen years. The Advisory Agreement with the Advisor may be terminated without penalty by the Advisor upon sixty days’ written notice or immediately (i) by the Company for Cause, or (ii) by the Advisor for Good Reason (i.e., the Company’s material breach of the Advisory Agreement or any failure to obtain a satisfactory agreement from a successor to the Company to assume and agree to perform the Company’s obligations under the Advisory Agreement), in a manner to be set forth in -the Advisory Agreement with the Advisor. The Advisory Agreement shall require the Advisor to cooperate with the Company to provide an orderly management transition after any termination. The Directors shall determine that any successor Advisor is qualified to (a) perform advisory functions for the Company and (b) justify the compensation provided for in the Advisory Agreement.

7.3 Other Activities of Advisor. The Advisor shall not be restricted to administer the investment activities of the Company as its sole and exclusive function and may have other business interests and may engage in other activities similar or in addition to those relating to the Company, including the performance of services and advice to other Persons (including other real estate investment companies) and the management of other investments (including investments of the Advisor and its Affiliates). The Directors may request the Advisor to engage in other activities which complement the Company’s investments, and the Advisor may receive compensation or commissions for those activities from the Company or other Persons. Nothing herein shall limit or restrict the right of any director, officer, employee or shareholder of the Advisor, whether or not also a Director, officer or employee of the Company, to any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Advisor with or without remuneration may render advice and service to Persons involved with investments in property and Loans.

The Advisor’s Affiliates have agreed to present all investment opportunities within the Company’s investment objectives to the Advisor and the Company. The Advisor shall be required to use its best efforts to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of a character which, if presented to the Company, could be taken by the Company.

In the event that the Advisor or its Affiliates are presented with a potential investment which might be made by the Company or any wholly-owned subsidiary corporation and by another investment entity which the Advisor or its Affiliates advises or manages, the Advisor shall consider the investment portfolio of each entity, cash flow of each entity, the effect of the acquisition on the diversification of each entity’s portfolio, rental payments during any renewal period, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment. To the extent that a property might be suitable for the Company or any wholly-owned subsidiary corporation and for another investment entity which is advised or managed by the Advisor, the Advisor shall generally give priority to the investment entity, including the Company or any wholly owned subsidiary corporation, which has uninvested funds for the longest period of time. The Advisor may consider the property for private placement only if .such property is deemed inappropriate for any investment entity, including the Company or any wholly-owned subsidiary corporation.

ARTICLE VIII

LIMITATIONS ON EXPENSES; LEVERAGE; ENVIRONMENTAL

EXPOSURE

8.1 Limitation on organizational, offering and Acquisition. Fees and Expenses. The Organizational and Offering Expenses paid in connection with the Company’s formation or the offering of its Shares and all Acquisition Fees and Acquisition, Expenses paid by the Company in connection with the purchase of property by the Company shall be reasonable.

8.2 Limitation on Leverage. Although there is no limit on the amount which may be borrowed to finance the acquisition of any specific property, aggregate borrowings as of the time that the net proceeds of the offering have been fully invested and at the time of each subsequent borrowing may not exceed 75% of the value of all properties unless such excess is approved by a majority of the Independent Directors. For purposes of determining the maximum allowable amounts of indebtedness, “value” means the lesser of (i) the total Appraised Value of the properties as reflected in the most recently obtained appraisal for each property and (ii) the total value of the assets of the Company as reflected in the most recently completed Valuation.

It is the Company’s intention that all permanent financings be of a non-recourse nature to the Company. Since it is contemplated that the Company shall acquire its properties through wholly-owned subsidiary corporations, a Lender may require, in connection with any permanent financing arrangement, that the Company guarantee certain customary “carve-outs” from the non-recourse provisions of such subsidiary level financings. In such event, the Company shall be permitted, for the benefit of its wholly-owned subsidiary corporation, to enter into a limited guaranty of such “recourse carve-outs” so long as the recourse obligations of the Company thereunder do not exceed $500,000.00.

8.3 Limitation on Environmental Exposure. In connection with any financing arrangement or loan made to the Company, a lender may require that the Company indemnify and hold harmless the lender from any and/or all liability arising from or attributable to the presence of environmental hazards or conditions on the properties owned by the Company or its subsidiaries (“Environmental Indemnity”). The Company shall be permitted to enter into an Environmental Indemnity so long as the recourse obligations of the Company thereunder do not exceed $500,000.00.

ARTICLE IX

TRANSACTIONS WITH AFFILIATES; CERTAIN DUTIES

AND LIABILITIES OF DIRECTORS, SHAREHOLDERS,

ADVISORS AND AFFILIATES

9.1 Transactions with Affiliates. Subject to the limitations set forth herein and in the Articles:

(a) The Company shall not engage in transactions with the Advisor, or their Affiliates, except to the extent that each such transaction has, after disclosure of such affiliation, been approved or ratified by all the Independent Directors and a majority of the Directors who are not interested in the transaction after a determination by them that:

(1) the transaction is in all respects on such terms as at the time of the transaction and under the circumstances then prevailing, fair and reasonable to the Company; and

(2) the terms of such transaction are at least as favorable as the terms then prevailing for comparable transactions made on an arm’s-length basis.

(b) Payments to the Advisor or an Affiliate, or to any Director or officer for services rendered in a capacity other than that as Advisor, Director, or officer, may only be made upon the approval of a majority of the Independent Directors and a majority of the Directors who are not interested in the transaction after a determination by them that the compensation is not greater than the charges for comparable services available from other Persons who are competent and not affiliated with any of the parties involved.

(c) The Company shall not purchase an investment in property or a Loan from the Advisor, the Directors or their Affiliates, unless all of the Independent Directors and a majority of the Directors who are not interested in the transaction approve such transaction as being fair and reasonable to the Company.

(d) The Company shall not borrow funds from the Advisor, the Directors or their Affiliates. The Company will not make loans to the Advisor or its Affiliates.

(e) The Company may enter into joint investments with Affiliates of the Advisor if all of the Independent Directors and a majority of the Directors not otherwise interested in the transaction approve the joint investment as being fair and reasonable to the Company and on substantially the same terms and conditions as those received by the other joint venturers. In connection with such a joint investment, both the Company and the Affiliate would be required to approve any material decisions concerning the investment, including refinancing and capital improvements. In addition (i) such joint ventures must have comparable investment objectives to those of the Company, (ii) there cannot be any duplication of property management or other fees, and (iii) the joint venture must make investments on substantially the same terms and conditions as the Company.

(f) The Company shall not (i) make, dispose of, renegotiate, or participate in any other subsequent transactions involving investments in property and Loans with, or to, (ii) purchase property and Loans from, or (iii) issue a commitment to fund Loans, issue a guaranty or provide other forms of credit enhancements on behalf of or in connection with real estate activities of, the Advisor, Directors or an Affiliate unless such transaction is approved by a majority of the Independent Directors and by a majority of the Director-s not otherwise interested in such transactions thereby indicating that such transaction is fair and at least as favorable to the Company as a transaction with a nonAffiliated Person in similar circumstances.

(g) The Company shall not sell properties to the Advisor, a Director or any Affiliate of any of the foregoing, except pursuant to the exercise of a right of first refusal by an affiliated joint venture partner or with the consent of the Independent Directors.

9.2 Restriction of Duties and Liabilities. Subject to and except as otherwise provided in Article IV, Section 4.18 and Article X of these Bylaws and any other applicable provisions of these Bylaws, the duties and liabilities of Shareholders, Directors and officers shall in no event be greater than that of the duties and liabilities of shareholders, directors and officers of a Maryland corporation. The Shareholders, Directors and officers shall in no event have any greater duties or liabilities than those imposed by applicable law as shall be in effect from time to time.

9.3 Persons Dealing with Directors or Officers. Any act of the Directors or officers purporting to be done in their capacity as such shall, as to any Persons dealing in good faith with the Directors or officers, be conclusively deemed to be within the purposes of this Company and within the powers of the Directors and officers. The Directors may authorize any officer or officers or agent or agents to enter any contract or execute any instrument in the name and on behalf of the Company and/or Directors.

No Person dealing in good faith with the Directors or with authorized officers, employees, agents, or representatives of the Company, shall be bound to see to the application of any funds or property passing into their hands or control. The receipt by the Directors or any authorized officer, employee, agent, or representative of the Company for moneys or other consideration, shall be binding upon the Company. In no event will this Section 9.3 be construed to limit the liability of any Director or officer to the Company.

9.4 Reliance. Subject to and except as otherwise provided in these Bylaws, the Directors and officers may consult with counsel and the advice or opinion of -that counsel shall be full and complete personal protection to all of the Directors and officers in respect of any action taken or suffered by them in good faith and in reliance on and in accordance with such advise or opinion. In discharging their duties, Directors and officers, when acting in good faith, may rely upon financial statements of the Company represented to them to be correct by any officer of the Company having charge of its books of account, or stated in a written report by a non-Affiliated certified public accountant fairly to present the financial position of the Company. The Directors may rely, and shall be personally protected in acting upon any instrument or other document believed by them to be genuine.

9.5 Income Tax Status. Without limiting any rights of indemnification or non-liability of the Directors, the Directors by these Bylaws make no commitment or representation that the Company will qualify for the dividends paid deduction permitted by the Code and the rules and regulations pertaining to real estate investment trusts under the Code, and such failure to qualify shall not render the Directors liable to the Shareholders or to any other Person or in any manner operate to annul the Company.

ARTICLE X

INDEMNIFICATION

10.1 Restrictions on Indemnification. Notwithstanding any other provision of these Bylaws, the Directors, the Advisor, their officers, agents and employees shall be indemnified by the Company as set forth in Article VI of the Articles.

10.2 Insurance. The Company shall have the power to purchase and maintain liability insurance on behalf of any Person entitled to indemnification hereunder, including the Directors (and, in the discretion of the Directors, officers, employees and agents), but the Company shall not incur the cost of that portion of liability insurance which insures a party against any liability for which he would not be indemnified pursuant to Section 10.1.

ARTICLE XI

MISCELLANEOUS

11.1 Competing Programs. Except as otherwise provided herein or in the Articles, Affiliates of the Company may deal with, or otherwise engage in business with, Persons transacting business with the Company or provide services relating to the purchase, sale, management, development or operation of property and receiving compensation therefor, not involving any rebate, reciprocal arrangement or other transaction which would have the effect of circumventing any restrictions set forth herein relating to the dealings between the Company and its Affiliates. The Company shall not have any right, by virtue of these Bylaws or otherwise, in or to such other ventures or activities or to the income or proceeds derived therefrom, even if competitive with the business of the Company.

11.2 Corporate Seal. The Company shall have a corporate seal in the form of a circle containing the name of the corporation and such other details as may be required by the Directors.

11.3 Inspection of Bylaws. The Company shall keep at its principal executive office a list of the names and addresses of the Shareholders and the original or a copy of these Bylaws, as amended, certified by the Secretary, which shall be open to inspection by Shareholders at any reasonable time during office hours. The Company shall also keep at its initial principal office a copy of these Bylaws.

11.4 Inspection of Corporate Records. Shareholders shall have the right to inspect the accounting books and records (including Shareholder records) of the Company, and the minutes of the proceedings of the Shareholders and the Directors and committees of the Directors as provided by the laws of the State of Maryland.

11.5 Checks, Drafts, Etc. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Company, shall be signed or endorsed by the Person or Persons and in the manner as from time to time shall be determined by resolution of the Directors.

11.6 Contracts. Etc., How Executed. The Directors, except as provided elsewhere in the Bylaws, may authorize any officer or officers or agent or agents to enter into any contract or execute any instrument in the name of and on behalf of the Company. The authority may be general or confined to specific instances. Unless so authorized by the Directors or by these Bylaws, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit so as to render it liable for any purpose or to any amount.

11.7 Contracts, How Executed. The Chairman of the Company or the Vice Chairman or. the President or, in the event of their absence or inability to serve, any Vice President and the Secretary or Assistant Secretary are authorized to vote, represent and exercise, on behalf of the Company, all rights incidental to any and all shares of any other company standing in the name of the Company. The authority granted to the officers to vote or represent on behalf of the Company any and all shares held by the Company in any other company may be exercised by any authorized Person in person or by proxy or power of attorney duly executed.

11.8 Annual Report. The Directors shall cause to be sent to the Shareholders, not later than 120 days after the close of the fiscal year, and not fewer than 15 days before the date of the Annual Meeting of Shareholders as provided in Section 3.2, an Annual Report in the form deemed appropriate by the Directors. The Annual Report shall also disclose the aggregate amount of the fees paid during the year to the Advisor and its Affiliates, including fees or charges paid to the Advisor and Affiliates by a nonAffiliated Person in connection with services rendered on behalf of the Company. The Annual Report also shall include, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving the Company and the Directors, Advisor or Affiliates thereof occurring during the year, and the Independent Directors shall examine and comment in the Annual Report as to the fairness of any such transactions. The Annual Report shall include a statement of assets and liabilities and a statement of income expenses of the Company prepared in accordance with generally accepted accounting principles. Any audited financial statements shall be accompanied by the report of an independent certified public accountant, a manually signed copy of which shall be filed with the Directors.

11.9 Quarterly Reports. INTENTIONALLY DELETED.

11.10 Provisions of the Bylaws in Conflict with Law or Regulation. (a) The provisions of these Bylaws are severable, and if the Directors (including a majority of Independent Directors) shall determine, with the advice of counsel, that any one or more of these provisions (“Conflicting Provisions”) are in conflict with the REIT Provisions, or with other applicable laws and regulations, the Conflicting Provisions shall be deemed never to have constituted a part of these Bylaws, and the Directors (including a majority of Independent Directors) shall be able to amend or revise the Bylaws without the vote or consent of the Shareholders to the extent necessary to bring the Conflicting Provisions of these Bylaws into conformity with the REIT Provisions or any other applicable law or regulation; provided, however, that this determination shall not affect or impact any of the remaining provisions of these Bylaws or render invalid or improper any action taken or omitted (including but not limited to the election of Directors) prior to the determination. A certification in recordable form signed by a majority of the Directors setting forth any such determination and reciting that adopted by the Directors (including a majority of Directors), or a copy of these Bylaws, with the Provisions removed and any new provisions added the determination, in recordable form signed by a the Directors (including a majority of Independent Directors shall be conclusive evidence of such determination in the records of the Company Directors. The Directors shall not be liable for failure to make any determination under this Section 11.10.

(b) If any provisions of these Bylaws shall be held invalid or unenforceable, the invalidity or unenforceability shall attach only to that provision and shall not in any manner affect or render invalid or unenforceable any other provision, and these Bylaws shall be carried out as if the invalid or unenforceable provision were not present.

11.11 Reduction of Restricted Capital. That portion of capital which is not available for dividends may be reduced (a) by an amendment to the Articles reducing the par value of Shares, or (b) by the Directors without the consent of the Shareholders, to the extent authorized in the Articles, by (i) purchasing or redeeming and canceling issued and outstanding Shares, or (ii) Shares held in the treasury. However, no approval or consent of the Shareholders to any such amendment of the Articles shall bind the Company, to declare or pay any dividend.

11.12 Retained Earnings. The Directors, except as provided in Section 11.1, may retain from the net profits such amount as they may deem necessary to pay the debts or expenses of the Company or to meet obligations of the Company, or as they may deem desirable to use in the conduct of its affairs or to retain for future requirements or extensions of the business.

11.13 Source of Dividends. Any dividends to the Shareholders shall be accompanied by a statement in writing advising the Shareholders of the source of the funds so distributed so that dividends of ordinary income, return of capital, and capital gains income will be clearly distinguished, or, if the source of funds so distributed has not been determined, the communication shall so state, in which event the statement of the source of funds shall be forwarded to the Shareholders promptly after the close of the fiscal year in which the dividend was made.

11.14 Dividends. The payment of dividends on Shares shall be at the discretion of the Directors, and shall depend upon the earnings, cash flow and general financial condition of the Company, and such other factors as the Directors deem appropriate.

ARTICLE XII

AMENDMENTS TO BYLAWS

12.1 Amendments to the Bylaws. The Bylaws may be adopted, amended or repealed by the affirmative vote of a majority of the Directors or by the affirmative vote of the Shareholders entitled to vote; provided, however, that no amendment shall be adopted or become effective which would reduce the priority or amount payable to the Shareholders upon liquidation of the Company or that would diminish or eliminate any voting rights, (except as provided in Article VII (B) of the Articles), unless such amendment is approved by the affirmative vote of two-thirds of the Shareholders entitled to vote thereon; provided further, however, that a majority of the Directors (including a majority of the Independent Directors) without the vote or consent of the Shareholders may at any time amend these Bylaws (a) to change the number of the Directors, subject to the limitations set forth in Article V, 5.1 of the Articles; (b) to the extent deemed by the Directors in good faith to be necessary to clarify any ambiguities or correct any inconsistencies in these Bylaws; or (c) to satisfy the requirements for qualifications as a REIT under the Code, but the Directors shall not be liable for failing to do so.

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